Exhibit 10.14

AGREEMENT OF SALE

BETWEEN

Vinings Senior Real Estate, LLC,

and

Peregrine Way of GA, LLC

collectively, as Seller,

AND

GOLDEN GROVE NT-HCI, LLC,

as Purchaser

December 27, 2013

TABLE OF CONTENTS

		Page

	Definitions	1

1.	Purchase and Sale	6

2.	Purchase Price	6

3.	Property	6

4.	Due Diligence	7

5.	Conditions to Closing	11

6.	Certain Representations and Warranties by Seller	12

7.	Covenants of Seller	17

8.	Certain Representations and Warranties of Purchaser	19

9.	Closing	19

10.	Closing Documents	20

11.	Prorations and Adjustments	22

12.	Closing Costs	24

13.	Remedies for Pre-Closing Defaults	24

14.	Remedies for Post-Closing Defaults	29

15.	Broker	26

16.	Risk of Loss	26

17.	Limited Warranties; Disclaimer	27

18.	General Provisions	29

19.	Interest in Bed of Streets	31

20.	Radon	35

21.	Diligence Materials	32

22.	Waiver	32

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23.	Facsimile/Electronic Signatures	33

24.	Severability	33

25.	Assumed Liabilities	33

26.	Calculation of Time Periods	33

Exhibit A	Description of Land
Exhibit B	Omitted
Exhibit C	Form of Deed
Exhibit D	FIRPTA Affidavit
Exhibit E	Omitted
Exhibit F	Form of Title Certificate
Exhibit G	Schedule of Personalty and Intangibles
Exhibit H	Omitted
Exhibit I	Form of Bill of Sale and General Assignment
Exhibit J	Form of Assignment and Assumption of Residency Agreements (Operator/Purchaser)
Exhibit J-1	Form of Assignment and Assumption of Residency Agreements (Purchaser/Operator)
Exhibit K	Post-Closing Escrow Agreement
Exhibit L	Representation Letter
Exhibit M	Audit Letter
Exhibit N	Guaranty
Schedule 6(f)	Personalty
Schedule 6(j)	Litigation
Schedule 6(k)	Material Contracts
Schedule 6(l)	Rent Roll
Schedule 6(s)	Environmental Reports
Schedule 6(u)	Operating Permits
Schedule 23	Diligence Materials

ii

AGREEMENT OF SALE

This AGREEMENT OF SALE (“Agreement”) is made as of December 27, 2013 (the “Effective Date”), between VININGS SENIOR REAL ESTATE, LLC, a Delaware limited liability company (“Owner”) and PEREGRINE WAY OF GA, LLC, a New York limited liability company (“Operator”) (collectively, the “Seller”), and GOLDEN GROVE NT-HCI, LLC, a Delaware limited liability company (“Purchaser”).

WITNESSETH:

WHEREAS, Seller wishes to sell the Property to Purchaser and Purchaser wishes to purchase the Property from Seller in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the terms and provisions of this Agreement and for other good and valuable consideration, the parties hereto agree as follows:

Definitions

“Accrued Employee Benefits” has the meaning set forth in Section 6(o).

“Accrued Employee Benefits Payout Amount” has the meaning set forth in Section 6(o).

“Audit Letter” has the meaning set forth in Section 22.

“Audited Years” has the meaning set forth in Section 22.

“Agreement” has the meaning set forth in the introductory paragraph.

“Affiliate” With respect to any person or entity: (A) all persons or entities that, directly or indirectly, control, are controlled by, or under common control with, such person or entity; or (B) all persons or entities that, directly or indirectly, own, are owned by or under common ownership with, such person or entity.

“Appurtenances” has the meaning set forth in Section 3(a).

“Athenaeum Lease” means that certain Lease and Security Agreement dated as of October 31, 2013, by and between Finger Lakes NT-HCI, LLC and Peregrine Way of CT, LLC.

“Business Day” means any day other than (i) Saturday, (ii) Sunday, or (iii) any other day when federally insured banks in New York, New York are required or authorized to be closed.

“Cash Flow” shall mean the total revenue of the Property, less actual operating expenses, taxes, insurance and management fees (capped at 5% of total revenues) of the Property, as determined in accordance with GAAP.

“Casualty” has the meaning set forth in Section 17(b).

“Casualty Termination Event” has the meaning set forth in Section 17(b).

“Cheektowaga Lease” shall mean, if applicable, that certain Lease and Security Agreement to be entered into by and between an affiliate of Seller and an affiliate of Purchaser related to the licensed enriched housing program and assisted living residence consisting of 100 units and 112 beds, commonly known as Peregrine’s Landing Senior Community, located at 575 Cayuga Creek Road, Cheektowaga, New York.

“CHOW” has the meaning set forth in Section 7(e).

“Claims” shall mean, collectively, damages, claims (including without limitation, any claim for damage to property of others or injury to or death of any persons), penalties, obligations, liabilities, fines, losses, causes of action, fees, injuries, liens, encumbrance, proceedings, judgments, actions, rights, demands, costs and expenses (including without limitation, reasonable attorneys’ fees whether or not legal proceedings are instituted and court and litigation costs).

“CLIA” has the meaning set forth in Section 7(e).

“Clinton Lease” means that certain Lease and Security Agreement dated as of May 1, 2013 by and between NRFC Clinton Holdings, LLC and Peregrine Way of CT, LLC.

“Closing” has the meaning set forth in Section 9.

“Closing Date” has the meaning set forth in Section 9.

“Closing Statement” has the meaning set forth in Section 10(a)(xvii).

“Commercial Leases” shall mean all leases, rental, use and occupancy agreements, commitments, documents and instruments granting an interest to any Person for the use and occupancy of any portion of the Property and all related documents, instruments, agreements, letters of credit, deposits and other items (including, without limitation, guarantees) other than the Residency Agreements and the Operating Lease.

“Contracts” shall mean all service contracts, leases of furniture, fixtures and equipment and any other agreements relating to Seller’s ownership or operation of the Property.

“Deed” has the meaning set forth in Section 10(a)(i).

“Diligence Materials” has the meaning set forth in Section 24.

“Due Diligence Deadline” means 5 P.M. Eastern Daylight Time on the date that is forty-five (45) days after the Effective Date.

“Due Diligence Period” shall mean the period commencing on the Effective Date and expiring on the Due Diligence Deadline.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Employees” has the meaning set forth in Section 6(o).

“Environmental Laws” means all past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, policies, guidelines, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof).

“Escrow Agent” shall mean Chicago Title Insurance Company, 711 Third Avenue, New York, NY 10017, Attention: Matthew S. Bliwise.

“Existing Survey” has the meaning set forth in Section 4(a).

“Expansion” has the meaning set forth in Section 5(b)(10).

“Facility” shall mean that certain forty-eight (48) unit assisted living community, memory care facility and respite facility commonly known as Peregrine’s Landing at Peachtree Creek, located at 4375 Beech Haven Trail, Smyrna, Georgia.

“Financial Statements” shall mean the statements of income and expenses for calendar years 2011 and 2012 and year-to-date monthly statements of income and expenses for 2013, including any such subsequent statements issued prior to Closing.

“GAAP” shall mean generally accepted accounting principles, consistently applied.

“Gap Notice” has the meaning set forth in Section 4(a).

“Gap Objections” has the meaning set forth in Section 4(a).

“Governmental Approvals” has the meaning set forth in Section 5(b).

“Government Programs” shall mean Medicaid, Medicare or any other governmental authority third party payor programs.

“Hazardous Materials” shall mean, without limitation, polychlorinated biphenyls, urea formaldehyde, radon gas, lead paint, radioactive matter, medical waste, asbestos, petroleum products, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous, infectious or toxic under any applicable federal, state or local law.

“Healthcare Laws” shall mean all applicable laws relating to the operation of an assisted living community (including, but not limited to, memory care facilities, respite facilities, residential health care facilities and independent living facilities), patient healthcare, patient healthcare information, patient abuse, quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, and fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws; (b) the Health Insurance Portability and Accountability

Act of 1996, including the Privacy Standards (45 C.F.R. Parts 160 and 164, the Electronic Transaction Standards (45 C.F.R. Parts 160 and 162) and the Security Standards (45 C.F.R. Parts 160, 162, and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as part of the American Recovery and Reinvestment Act of 2009 (“HIPAA”); (c) Medicaid; (d) the Patient Protection and Affordable Care Act (P.L. 111-1468); (e) the Health Care and Education Reconciliation Act of 2010 (P.L. 111-152); (f) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (g) all laws, policies procedures, requirements and regulations pursuant to which Operating Permits are issued; and (h) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (h) as may be amended from time to time.

“Healthcare Permits” shall mean all licenses, permits, certifications, supplier or provider numbers, supplier or provider agreements (including participation agreements), authorizations, registrations or similar documents (a) issued or required under Healthcare Laws applicable to the business of Seller or necessary in the possession, ownership, use, operation, management or delivery of goods or services under Healthcare Laws, and/or (b) issued or required under Healthcare Laws applicable to the ownership, leasing and/or operation of the Property.

“Improvements” has the meaning set forth in Section 3(a).

“Intangibles” has the meaning set forth in Section 3(a).

“Knowledge Parties” has the meaning set forth in Section 6.

“Land” has the meaning set forth in Section 3(a).

“Lease Coverage Ratio” shall mean that certain ratio of the Cash Flow divided by the Rent of the Property (utilizing the pro forma first year’s Rent).

“Lists” has the meaning set forth in Section 6(n).

“Manager” shall mean Peregrine Properties of GA, LLC, a New York limited liability company.

“Material Contracts” has the meaning set forth in Section 6(k).

“Maximum Title Expense” has the meaning set forth in Section 4(c).

“Non-Permitted Title Objections” has the meaning set forth in Section 4(c).

“OFAC” has the meaning set forth in Section 6(n).

“Operating Lease” means the Lease dated June 27, 2012, between Owner, as landlord, and Operator, as tenant, relating to the Property.

“Operating Permits” has the meaning set forth in Section 6(u).

“Order” and “Orders” have the meaning set forth in Section 6(n).

“Payment Guaranty Reserve” shall, as applicable, have the meaning set forth in the Triple Net Lease, the Athenaeum Lease, the Clinton Lease and the Cheektowaga Lease.

“Permitted Exceptions” has the meaning set forth in Section 4(b).

“Personalty” has the meaning set forth in Section 3(a).

“Property” has the meaning set forth in Section 3(a).

“Purchase Price” has the meaning set forth in Section 2(a).

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Designee” means a special purpose entity that is an Affiliate of Purchaser which has been formed to purchase the Property.

“Registered Company” has the meaning set forth in Section 22.

“REIT” has the meaning set forth in Section 22.

“Rent” shall have the meaning of the term “Rent” as defined under the Triple Net Lease.

“Rent Roll” has the meaning set forth in Section 6(l).

“Representation Letter” has the meaning set forth in Section 22.

“Reserve Amount” has the meaning set forth in Section 15.

“Residency Agreements” shall mean all leases, rental, use, occupancy and reservation agreements, commitments, documents and instruments relating to any Property and all related documents, instruments, agreements, letters of credit, deposits and other items (including, without limitation, guarantees), including all amendments, modifications, supplements, renewals and extensions thereof, which relate to the occupancy of portions of the Property by individuals for assisted living community, memory care purposes and respite purposes.

“SEC Filings” has the meaning set forth in Section 22.

“Seller” has the meaning set forth in introductory paragraph.

“Substantial Portion” has the meaning set forth in Section 17(a).

“Survey” has the meaning set forth in Section 4(a).

“Taking” has the meaning set forth in Section 17(a).

“Tests” has the meaning set forth in Section 4(d).

“Title Commitment” has the meaning set forth in Section 4(a).

“Title Company” has the meaning set forth in Section 4(a).

“Title Insurance Policy” has the meaning set forth in Section 5(b).

“Title Objection Date” has the meaning set forth in Section 4(a).

“Transaction” means the transaction contemplated by this Agreement.

“Triple Net Lease” shall mean that certain Triple Net Lease dated as of the Closing Date by and between Purchaser (as landlord) and Operator (as tenant) relating to the Property.

“Vehicle Title” has the meaning set forth in Section 7(d).

1.           Purchase and Sale.   Seller agrees to sell and assign, as applicable, to Purchaser (or Purchaser Designee), and Purchaser (or Purchaser Designee) agrees to purchase and assume, as applicable, from Seller, the Property for the Purchase Price, subject to the terms and conditions set forth in this Agreement.

2.           Purchase Price.

(a)          The purchase price (the “Purchase Price”) for the Property shall be Ten Million Dollars ($10,000,000), subject to prorations and the adjustments expressly set forth in this Agreement.

(b)          The Purchase Price shall be payable by Purchaser to Seller on the Closing Date, subject to adjustment and proration as expressly set forth in this Agreement, by electronic wire transfer of immediately available federal funds pursuant to wiring instructions to be given by Escrow Agent or as Escrow Agent may direct to Purchaser prior to the Closing and Purchaser shall cause Escrow Agent to distribute such funds to Seller in accordance with this Agreement. No deposit shall be required hereunder.

3.           Property.

(a)          “Property” means all of Seller’s right, title and interest in: (i) a 2.611 acre tract of real property as more fully described on Exhibit A attached hereto (the “Land”); (ii) all easements and other related rights appurtenant to the Land (collectively, “Appurtenances”); (iii) all of the buildings, structures, fixtures and other improvements comprising real property and located on the Land and all property which might be considered personal property (including the Facility) except for the fact that it is inextricably related or attached to any such buildings, structures, fixtures and/or other improvements (collectively, “Improvements”); (iv) automobiles, furniture, equipment, inventory and all other personal property owned by Seller and used in connection with the Property, including, without limitation, the automobiles listed on Exhibit G attached hereto (the “Personalty”), (v) any and all trademarks, tradenames, brand names, licenses, intellectual property, including any right, title and interest in and to the trade name “Peregrine’s Landing at Peachtree Creek,” all logos used in connection with advertising and promotion of the Facility and all local and toll-free telephone numbers and listings for the Facility, guaranties, warranties, development rights, permits, drawings, plans and business licenses (excluding, however, the healthcare operating licenses and other licenses to be retained by Seller, as Operator) affecting the Property (to the extent assignable) (collectively, the “Intangibles”) (vi) all Assumed Contracts and Commercial Leases, and (vii) to the extent assignable, the Residency Agreements. Seller and Purchaser shall reasonably agree on a list of personal property prior to the Due Diligence Deadline.

(b)          The Property shall not include, and Seller shall not sell, transfer or convey to Purchaser the following:

(i)          Accounts receivable relating to the Facility;

(ii)         All books and records relating to the Facility, Seller and/or the past and present residents at the Facility that are consolidated with books or records relating to any other facility, seller or the past and present residents of any other facility, that contain confidential or proprietary information (e.g., attorney-client communications), or that cannot be properly shared under applicable law; provided, however, all records that are required by law to remain at the Facility shall so remain.

(iii)        All cash on hand at the Facility (which is to be prorated between Seller and Operator pursuant to Section 11(a)(vii) hereof.

(iv)        Omitted; and

(v)         All websites, URLs and domain names other than those that relate exclusively to the Facility which are owned by Seller and are transferable to Purchaser.

Notwithstanding the foregoing, Seller shall cooperate with Purchaser to effect the orderly transfer of operation of the Property (including, without limitation, transfer of electronic files and account information).

4.           Due Diligence.

(a)          Title.  Purchaser shall have the right to cause to be issued and delivered to Purchaser title commitments (the “Title Commitment”) issued by Chicago Title Insurance Company (the “Title Company”) covering the Property, accompanied by a copy of all recorded documents affecting the Property listed as exceptions in Schedule B of the Title Commitment. Seller has delivered to Purchaser a copy of the most recent lender’s title policy affecting the Property and the existing ALTA survey of the Property (the “Existing Survey”). Purchaser shall have the right to obtain updates of the Existing Survey (any such updates, together with the Existing Survey, the “Survey”). Five (5) Business Days prior to the Due Diligence Deadline, Purchaser shall furnish Seller with notice of any objections Purchaser has to the Title Commitment or the Survey (the “Title Objection Date”); provided, however, that except as otherwise set forth in this Agreement, Seller shall have no obligation to cure any such objections. Any matters contained in the Title Commitment or the Survey to which Purchaser does not object, shall be deemed Permitted Exceptions. Seller shall, within three (3) Business Days following Purchaser’s delivery of notice of any objections of Purchaser to the Title Commitment or the Survey, advise as to whether Seller will cause such matters to which Purchaser has objected to be cured and removed of record. If Seller gives notice that it will not cure or if Seller does not provide any notice within said three (3) Business Day period, Purchaser shall have the right, in its sole discretion, to terminate this Agreement within three (3) Business Days following its receipt of Seller’s notice as aforesaid (or following the expiration of said three (3) Business Day period if Seller does not give such notice), in which case the Agreement shall terminate and neither party shall have any further obligations to the other party hereunder. All defects, encumbrances, encroachments or other objections to title that are contained in the Title Commitment or the Survey and which Seller has not in this Agreement or in a separate writing expressly agreed to remove, shall be deemed Permitted Exceptions. Purchaser may, prior to Closing, notify Seller in writing (a “Gap Notice”) of defects, encumbrances or encroachments raised in any update to the Title Commitment, Survey or otherwise between the date that is five (5) Business Days prior to end of the Due Diligence Deadline and the Closing Date (“Gap Objections”); provided that Purchaser must notify Seller of such exceptions within ten (10) days after being made aware of the existence of such exceptions. If Purchaser sends a Gap Notice to Seller, Seller and Purchaser shall have the same rights and obligations (as described in Section 4 hereof) with respect to such Gap Objections as they do with respect to objections to the initial drafts of the Title Commitment and Survey. Any defects, encumbrances, encroachments or other objections to title that are not Permitted Exceptions that are not timely objected to in accordance with this Section 4(a) shall be deemed Permitted Exceptions.

(b)          Status of Title.   Seller shall deliver and Purchaser shall accept title to the Property and consummate the Transaction subject to (i) the title exceptions deemed Permitted Exceptions under Section 4(a) above, and (ii) any items or exceptions to title set forth on the Survey deemed Permitted Exceptions under Section 4(a) above (the title exceptions [whether liens, encumbrances, defects, encroachments or other objections] described in (i) and (ii) herein sometimes referred to collectively as “Permitted Exceptions”).

(c)          Non-Permitted Title Objections.

(i)          If on the Closing Date it should appear that the Property is affected by any lien, encumbrance, defect, encroachment or objection which is not a Permitted Exception (including any lien, encumbrance, defect, encroachment or objection that Seller has agreed to remove or cure under the terms of Section 4(a) (collectively, “Non-Permitted Title Objections”), then in such event, Seller, at Seller’s election shall have the privilege to remove or satisfy the same, and shall, for that purpose, be entitled to one or more adjournments of the Closing for a period not to exceed thirty (30) days beyond the date scheduled for Closing.

(ii)         Seller shall not be required to bring any action or proceeding or to otherwise incur any expense to remove or discharge any Non-Permitted Title Objection unless such Non-Permitted Title Objection(s) can be removed or discharged by payment of a liquidated sum of money only, and if both (1) such removal or discharge can reasonably be expected to be accomplished within a period of thirty (30) days beyond the date scheduled for the Closing, and (2) the sum of money required to accomplish such removal or discharge does not exceed Fifty Thousand Dollars ($50,000) in the aggregate (the “Maximum Title Expense”). In such event,

Seller agrees to adjourn the Closing for the period required to remove or discharge such Non-Permitted Title Objections, but not to exceed thirty (30) days beyond the date scheduled for the Closing, and to expend (or at Seller’s election, to obligate itself to expend by indemnity agreement, bond or any other manner) an amount not to exceed the Maximum Title Expense to remove or discharge such Non-Permitted Title Objections. If there shall be any Non-Permitted Title Objections that can be removed or discharged by the payment of a sum of money only which exceeds the Maximum Title Expense, or that can be removed by the payment of not more than the Maximum Title Expense but not within thirty (30) days and Seller notifies Purchaser that Seller elects not to, or cannot, remove or discharge such Non-Permitted Title Objections, Purchaser may elect to (i) terminate this Agreement by notice given within five (5) Business Days after receipt of Seller’s notice in which case Purchaser shall be entitled to the receipt from Seller of Purchaser’s legal fees and expenses, due diligence costs and title examination and survey expenses, in an amount not to exceed $75,000, or (ii) by notice given within five (5) Business Days after receipt of Seller’s notice, close with a credit from Seller equal to the lesser of the amount required to remove or discharge such Non-Permitted Title Objection or the Maximum Title Expense. If Purchaser fails to timely elect to close in accordance with subparagraph (ii) as provided in the preceding sentence, Purchaser shall be deemed to have elected to terminate the Agreement as set forth in subparagraph (i) above. Anything in this Section to the contrary notwithstanding, an attempt by Seller to remove or discharge any Non-Permitted Title Objection shall not be deemed to be or create an obligation of Seller to remove or discharge the same.

(iii)        The foregoing provisions of this Section to the contrary notwithstanding, Seller agrees to remove or discharge (v) any lien for delinquent taxes, (w) any mechanics’ lien or materialmens’ lien filed by any contractor, subcontractor or other party that was engaged by Seller, Manager or their respective Affiliates (x) the existing loan encumbering the Property except to the extent that Purchaser agrees to assume such loan, (y) any judgment lien where the sum of money required to accomplish such removal or discharge does not exceed One Hundred Thousand Dollars ($100,000), and (z) any Non-Permitted Title Objections voluntarily created by Seller or with Seller’s consent after the date hereof. For purposes of clarification, any amounts which Seller is required to expend under this subparagraph (iii) shall not be included in, or subject to, the Maximum Title Expense.

(d)          Tests and Inspections.

(i)          From the Effective Date and continuing until the Closing, Purchaser and/or its representatives, including its officers, directors, employees, affiliates, agents, accountants, and advisors, and Purchaser’s lender, shall have the right to enter, upon reasonable prior notice to Manager (which can be made by e-mail or verbally) and during normal business hours, the Property, while this Agreement remains in full force and effect, for the purpose of conducting such inspections, measurements, surveys, studies, investigations, analyses and other tests, relating to all aspects of the Property, including, without limitation, a close review and analysis of the Diligence Materials, as Purchaser or Purchaser’s lender (as applicable) deems appropriate (collectively, the “Tests”). In addition, Purchaser and Purchaser’s lender may investigate all other aspects of the Property.

(ii)         Purchaser’s access to the Property shall be subject to the following: (A) Seller shall have the option to have an agent or employee accompany Purchaser at all times during its investigation or Inspection of the Property; provided, however, Seller’s exercise of this option shall not, in any event, serve to delay Purchaser’s ability to enter the Property in accordance with the terms of subsection (i) above; (B) Purchaser shall conduct the Tests in a manner that does not unreasonably interfere with the operations of the Facility and Purchaser shall coordinate all visits to the Facility in order to minimize the number of visits required; (C) Purchaser shall not conduct any invasive testing without Seller’s prior written consent, which consent shall be granted or withheld in Seller’s sole and absolute discretion and Purchaser shall indemnify and hold harmless Seller from and against all liabilities incurred by Seller in connection with or by reason of any damage, death, or injury to any person or property occurring in connection with the Tests conducted by it prior to the Closing Date (other than any liability incurred in connection with or by reason of Purchaser’s discovery of any existing condition, including, without limitation, any Hazardous Materials); and (D) Purchaser delivering to Seller evidence of commercial general liability insurance in form and substance reasonably acceptable to Seller and naming Seller as an additional insured thereunder. Without limiting the generality of the foregoing indemnity, Purchaser shall (x) remove or bond over any mechanics’ or other lien which may be recorded against the Property (or any part thereof) by any party providing labor, materials or services at the request of Purchaser and (y) not file or cause to be filed any application or make any request (other than inquiries of the public records) with any governmental or quasi-governmental agency prior to Closing which would or could lead to a hearing before any governmental or quasi-governmental agency or which would or could lead to a violation of applicable law or any change in zoning, parcelization, licenses, permits or other entitlements or any investigation or restriction on the use of the Property, or any part thereof; provided, however, that Purchaser shall be entitled, at any time following the Effective Date, to submit applications for licensure to the extent required by law. The foregoing indemnity shall survive the expiration or any earlier termination of this Agreement. Notwithstanding anything to the contrary herein, Purchaser may not conduct any intrusive inspections or borings without Seller’s prior written consent, which consent may be withheld, granted or granted upon conditions in Seller’s sole and absolute discretion

(iii)        Purchaser shall have the right to cancel this Agreement in its sole and absolute discretion, on or before the Due Diligence Deadline by written notice given to Seller on or before Due Diligence Deadline. If Purchaser duly cancels this Agreement in accordance with this Section 4(d)(iii), this Agreement shall be deemed terminated and of no further force or effect, except for the provisions expressly stated to survive the Closing. If Purchaser does not duly cancel this Agreement in accordance with this subparagraph or if Purchaser waives its right to cancel this Agreement pursuant to written notice thereof given to Seller, this Agreement shall remain in full force and effect and Purchaser shall have no further right to cancel this Agreement under this Section. If Purchaser elects to terminate this Agreement pursuant to this Section 4(d)(iii), then Purchaser shall promptly thereafter (i.e., not more than ten (10) Business Days after delivery of a termination notice) deliver to Seller copies of any Phase I and/or Phase II environmental report, appraisal and/or property condition report commissioned by or on behalf of Purchaser relating to the Property, without representation or warranty whatsoever as to the completeness or accuracy thereof and without liability for any amounts which Purchase may owe in connection therewith.

5.          Conditions to Closing.

(a)          Seller shall not be obligated to proceed with Closing unless and until each of the following conditions have been fulfilled:

(1)         Seller shall have received payment of the Purchase Price in accordance with Section 2 of this Agreement, subject to the adjustments and prorations contemplated by this Agreement.

(2)         The continuing validity (in all material respects) of all of the representations and warranties of Purchaser set forth in Section 8.

(b)          Purchaser shall not be obligated to proceed with Closing unless and until each of the following conditions have been fulfilled:

(1)         The Title Company shall have delivered to Purchaser Title Commitments to issue at the prevailing promulgated rates, ALTA standard owner’s policy of title insurance insuring title to the Property (the “Title Insurance Policy”) in the amount of the Purchase Price, subject only to the Permitted Exceptions and containing all of the endorsements reasonably required by Purchaser and/or its lender, which are available in Connecticut, and shall be unconditionally prepared, subject only to the payment of the applicable premium, to issue to Purchaser the Title Insurance Policy.

(2)         The continuing validity (in all material respects) of all of the representations and warranties of Seller set forth in Section 6.

(3)         The Operating Lease and any property management agreement affecting the Property will have been terminated effective as of Closing.

(4)         No action, proceeding, or investigation shall have been instituted or be threatened before or by any court or governmental authority that seeks to restrain or prohibit, or to seek substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the Transaction.

(5)         Seller shall have delivered evidence to Purchaser to demonstrate that the commercial general liability insurance and professional liability insurance at the Property covering the two (2) year period immediately prior to Closing has been written on an occurrence basis;

(6)         Omitted.

(7)         There is no existing uncured breach of any of the covenants of Seller set forth in this Agreement that has not been waived by Purchaser.

(8)         Purchaser or Operator shall have obtained verbal or other confirmation from all applicable governmental, administrative or quasi-governmental agencies or authorities issuing such approvals that the parties may consummate the Transaction (the “Governmental Approvals”).

(9)         Seller shall have completed the construction, build out and licensing of the four (4) unit, eight (8) resident, expansion of the Facility (the “Expansion”) in accordance with the plans and specifications approved by Purchaser or an entity affiliated with Purchaser. Alternatively, if Seller has not completed the Expansion, Closing shall be conditioned upon Seller escrowing Two Hundred Fifty Thousand Dollars ($250,000), which amount shall be held in escrow and disbursed by the Escrow Agent pursuant to a separate escrow agreement substantially similar to the form attached hereto as Exhibit K.

6.          Certain Representations and Warranties by Seller.   Seller hereby represents and warrants to Purchaser that:

(a)          Due Formation.  Owner is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Operator is a limited liability company duly formed, validly existing and in good standing under the laws of the State of New York.

(b)          Due Authorization.  This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(c)          Due Execution and Delivery.  All of the documents to be delivered by Seller at Closing will, at Closing, be duly authorized, executed and delivered by Seller (and/or, if applicable, its affiliates), will be the legal, valid and binding obligations of Seller (and/or, if applicable, its affiliates), and be enforceable against Seller (and/or, if applicable, its affiliates) in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, or other similar laws affecting the rights of creditors generally or the general principles of equity), and the execution and delivery thereof and the performance by Seller of the terms thereof will not violate any material provision of any agreement, instrument, writ, order or decree to which Seller (and/or, if applicable, its affiliates) is a party, or to which any portion of the Property is subject.

(d)          Consents.  Seller does not require the authorization, consent or approval of any governmental agency for Seller to consummate the Transaction.

(e)          Mechanic’s Liens.  There are no unsatisfied mechanics’ or materialmen’s lien rights encumbering the Property or any portion thereof (excluding, however, any notice of commencement, which has not yet ripened into a lien; provided, however, that Seller shall remove all such notices and any associated liens prior to Closing).

(f)          Personalty.   Attached hereto as Schedule 6(f) is a correct schedule of all of the Personalty, including a list of all vehicles owned or leased (and equipment that is leased) by Seller in connection with the operation of the Facility. Except as set forth on Schedule 6(f), Seller owns and has good title to all Personalty, free and clear of any liens and encumbrances, and the execution and delivery to Purchaser of the Bill of Sale required by Section 10(a)(vii)

shall vest good title to all of the Personalty in Purchaser, free and clear of liens, encumbrances and adverse claims with the exception that any leased Personal Property shall be transferred and assigned to Purchaser subject to the then current obligations and Purchaser shall assume all obligations thereunder from and after the Closing. Seller represents and warrants that the Manager does not own any personal property.

(g)          Condemnation.   Seller has not received any written notice of any condemnation proceeding or other proceeding in the nature of eminent domain in connection with the Property or any portion or portions thereof or any utilities, sewers, roadways or other public improvements serving the Property (and which proceeding would have a material adverse effect on the Property).

(h)          No Violations.   Seller has not received any written notice of any violation within the twelve month period prior to the Effective Date of [i] any penalty, sanction or other adverse action relating to the Property, which has not been cured in all material respects or waived, [ii] any laws, orders, rules or regulations, ordinances or codes of any kind or nature whatsoever relating to the Facility or the ownership or operation thereof (including, without limitation, zoning, building, fire, Healthcare Laws, occupational safety and health, zoning and land use, planning and environmental laws, orders, rules and regulations), which has not been cured in all material respects or waived; [iii] any covenants, conditions, restrictions or agreements affecting or relating to the ownership, use or occupancy of the Facility, which has not been cured in all material respects or waived (including, without limitation, that certain Access and Utility Easement Agreement dated as of the 17th day of March, 1997, by and between Image Realty and Manor Healthcare Corp., and recorded on March 20, 1997, in Deed Book 10241, page 103 of the Official Records of Cobb County, Georgia, that certain Access Easement Agreement dated as of the 17th day of March, 1997, by and between Image Realty and Manor Healthcare Corp., and recorded on March 20, 1997, in Deed Book 10241, page 110 of the Official Records of Cobb County, Georgia and that certain Drainage Easement Agreement dated as of the 17th day of March, 1997, by and between Image Realty and Manor Healthcare Corp., and recorded on March 20, 1997, in Deed Book 10241, page 117 of the Official Records of Cobb County, Georgia); or [iv] any order, writ, regulation or decree relating to any matter referred to in [i], [ii] or [iii] above, which has not been cured or waived. If Seller receives any written notice of any violation between the Effective Date and the Closing Date, Seller shall promptly provide a copy of such notice to Purchaser and Seller shall be given a reasonable opportunity to cure the same (provided that Seller shall not have the right to extend the Closing Date unless agreed to by Purchaser and Purchaser’s lender). Sellers are in compliance with all applicable laws, including all applicable Healthcare laws.

(i)          Tax Abatements and Assessments; Separate Tax Parcel.   To Seller’s knowledge, (i) there are no tax abatements or exemptions affecting the Land, and (ii) Seller has not received notice of any, and to Seller’s knowledge there is no, (x) proposed increase in the assessed valuation of the Land, (y) pending or threatened special assessments affecting the Land or (z) contemplated improvements affecting the Land that may result in special assessments affecting the Land. The Land is assessed as a separate parcel of land for real estate tax purposes and is not assessed as a part of any other real property that is not to be sold to Purchaser pursuant to this Agreement.

(j)          Litigation.   Except as may be set forth on Schedule 6(j), there is no suit, action, investigation, complain or proceeding pending or, to the knowledge of Seller, threatened against Seller or any portion of the Property before or by any court, administrative agency or other governmental or quasi-governmental authority.

(k)          Contracts.   Set forth on Schedule 6(k) is a true, correct and complete list of the Contracts that have a value, or involve payment by (or to) Seller or an Affiliate of Seller of at least Five Thousand and xx/100 Dollars ($5,000.00) during any twelve (12) month period (together with all related written warranties and guaranties, the “Material Contracts”). Seller does not guarantee or undertake that any of the Contracts will be in effect as of the Closing. Purchaser does not intend to assume any of the Contracts as of the Closing Date. Seller represents and warrants that all of the Contracts are currently held, and as of the Closing Date will be held, in the name of the Operator. Seller has received no written notice of any default under any Contract by Seller which has not been cured or waived, and, to Seller’s knowledge, all other parties to the Contracts have performed their obligations thereunder in all material respects and no other party is in default under any Contract. Seller has performed, in all material respects, its obligations under each Contract to which it is a party, to its knowledge is not in default under any such Contract and has not received notice of default under any such Contract.

(l)          Rent Roll.   Set forth on Schedule 6(l) hereto is a rent roll for the Facility (the “Rent Roll”). Except as set forth on the Rent Roll:

(i)          Other than the residents under the Residency Agreements and Commercial Leases, no party has any right to possess all or any portion of the Property.

(ii)         Seller has delivered, true, correct and complete copies of the Residency Agreements and Commercial Leases, including any and all amendments, modifications, supplements, renewals, and extensions thereof and guarantees in connection therewith.

(iii)        All information set forth in the Rent Roll is true and correct in all material respects as of its date.

(iv)        Except as set forth on Schedule 6(l), the Residency Agreements and Commercial Leases are in full force and effect and neither Seller nor, to Seller’s knowledge, any resident or other tenant is in default under any Residency Agreement or Commercial Lease in any material respect. Seller has not received from any resident under a Residency Agreement or tenant under a Commercial Lease a notice of default by Seller in performing any of its obligations under any Residency Agreement or Commercial Lease.

(v)         Seller has not assigned or pledged any Residency Agreement or Commercial Lease, or rents or any interest therein, to any person or entity other than the lenders in connection with existing mortgage loans encumbering the Property which will be discharged at Closing in accordance with the terms of this Agreement.

(vi)        No resident or other tenant has asserted in writing, nor are there, to Seller’s knowledge, any defenses or offsets to rent accruing after the Closing Date. Except as set forth on Schedule 6(l), no brokerage or leasing commission or other compensation is currently due or will be due or payable to any person in connection with any of the Residency Agreements.

(vii)       Except as set forth on Schedule 6(l), no resident or other tenant has paid rent or fees more than one (1) month in advance.

(viii)      Except as set forth on Schedule 6(l), Seller has not received any security deposits for any resident or other tenant.

(m)         Bankruptcy.   Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all or substantially all of its assets, suffered the attachment or other judicial seizure of all or substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

(n)          OFAC.   To the best of Seller’s knowledge, Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Further, Seller covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Purchaser for its review and inspection during normal business hours and upon reasonable prior notice. To the best of Seller’s knowledge, neither Seller nor any beneficial owner of Seller:

(i)          is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii)         is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii)        is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Seller hereby covenants and agrees that if Seller obtains knowledge that Seller or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall promptly notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Purchaser.

(o)          All persons employed at the Property in connection with the operation or maintenance of the Property (the “Employees”) are employees of Operator. Seller shall require that Operator maintain its responsibilities for all Employee related issues, including, if applicable, payment to the Employees of all severance and accrued vacation and other accrued paid time off and benefits (“Accrued Employee Benefits”) to which the Employees are entitled through the Closing Date (the “Accrued Employee Benefits Payout Amount”). In addition, Seller shall require Operator to retain and continue to employ such requisite number of Employees following Closing so as not to trigger the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq. (and any state equivalent statute) (collectively, the “WARN Act”) (unless the employment of any Employee is terminated in accordance with Operator’s personnel policies or as a result of such Employee’s resignation). For the purposes hereof, the term “Accrued Employee Benefits” shall be deemed to include, without limitation, a prorated portion (based upon the number of days in the applicable bonus period) of any bonus payable to any Employee to the extent that such portion of the bonus is attributable to services rendered by such Employee prior to the Closing Date, but payable after the Closing Date.

(p)          Lack of Conflict.   Neither the execution of this Agreement nor the consummation of the Transaction will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument, or agreement to which Seller or the Property (or any portion thereof) are subject.

(q)          Non-Foreign Seller.   Seller is not a foreign seller as defined in the “Foreign Investment in Real Property Tax Act.”

(r)          Inventory.   Seller has maintained inventory at the Facility in accordance with Seller’s past practices and will replenish the same in accordance with its past practices.

(s)          Environmental.   Seller has delivered to Purchaser copies of all final environmental reports or studies prepared for Seller by third party consultants in Seller's possession relating to the Property, which reports are listed on Schedule 6(s) attached hereto. To Seller’s knowledge which knowledge is limited to those matters which are disclosed in the reports listed on Schedule 6(s), Seller is not aware that the Property is in violation of any Environmental Laws. Seller has not received any written notice of any pending or, to Seller's knowledge, threatened action or proceeding arising out of the environmental condition of the Property, Hazardous Materials located on the Property, or any alleged violation of Environmental Laws, which either (i) has not been remediated or otherwise addressed in all material respects or (ii) would reasonably be expected to materially and adversely affect the operation of the Facility.

(t)          Financial Statements.   The Financial Statements for the Property are the financial statements used in Seller’s ordinary course of business and, to Seller’s knowledge, are in accordance with the books and records of Seller and, to Seller’s knowledge, do not contain any material inaccuracy or any material omission.

(u)          Operating Permits.   Schedule 6(u) contains a list of material operating permits and Healthcare Permits which, to Seller’s knowledge, are necessary to operate the Facility (collectively, the “Operating Permits”) and each of such Operating Permits is valid, in good standing and in full force and effect and, to Seller’s knowledge, no additional qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations other than the Operating Permits are required in order for Seller or Operator to operate the Property in the manner operated on the Effective Date. Seller has not received any written notice of any action or proceeding, pending or threatened, from any governmental authority which would revoke, or cause to refuse to renew, suspend, limit, modify, or otherwise alter any Operating Permit.

(v)         Licensed Healthcare Professionals.   To Seller’s knowledge, all licensed healthcare professionals currently providing services at the Facility have all required licenses and certifications necessary to provide services at the Property.

(w)          Government Programs.   Seller does not participate in any Government Programs.

(x)          Physical and Structural Reports.   As part of the Due Diligence Materials, Seller has provided to Buyer copies of the physical and structural reports in Seller’s possession or control relating to the Property. Seller has no knowledge of any material physical defect in the Property or structural defects in the Improvements.

The phrases “to Seller’s knowledge,” the “knowledge of Seller and/or of its affiliates,” and similar terms used in this Agreement, shall mean in all cases only the actual current knowledge, without independent investigation, of the following individuals (or any one of them): Stephen Bowman and Mark Farchione (the “Knowledge Parties”). For avoidance of doubt, the parties acknowledge and agree that in no event shall any of the Knowledge Parties have any personal liability. In no event shall Purchaser be entitled to assert any cause of action against any of the Knowledge Parties with respect to this Agreement or any breach hereof, nor shall any of the Knowledge Parties have any personal liability whatsoever for any matter under or related to this Agreement.

7.          Covenants of Seller.

(a)          Operation of the Facility.   Subject to the terms of this Agreement, Seller, during the term of this Agreement, shall carry on the business and operations of the Facility in substantially the same manner as heretofore carried on by it. Prior to the Closing Date, Seller shall maintain (or replace with policies of like amounts) all existing insurance policies insuring the Property and the operation of the Facility. Seller shall not remove any of the Personal Property from the Real Property, unless Seller replaces the same with like items that are of equal or better quality and condition. Seller shall maintain the inventory consistent with Seller’s past practices and will replenish the same consistent with its past practices. Seller may extend, amend, modify or terminate any of the Contracts as Seller deems appropriate to operate, service and maintain the Property consistent with normal business practices, and may enter into new Contracts; provided, however, that so long as Purchaser is not in default of any of its obligations under this Agreement, (A) from the date of this Agreement to the Closing Date, Seller shall provide to Purchaser copies of new Contracts and any terminations, amendments, extensions, or modifications of existing Contracts, which Seller has entered into, or intends to enter into, within two (2) business days thereof, (B) Seller shall not, without the written consent of Purchaser

(which consent shall not be unreasonably withheld, conditioned or delayed), enter into (i) any leases of furniture, fixtures or equipment for the Facility, (ii) any new Contract other than those that are consistent with past practices and has a value, or involves payment by (or to) Seller or its Affiliate, of less than Five Thousand Dollars ($5,000.00) during any twelve (12) month period or that are terminable with not more than thirty (30) days’ notice without penalty, (iii) any extension, amendment, modification, or termination of a Contract other than an extension of an existing Contract on identical terms (provided that Purchaser has not delivered to Seller Notice of its intent to terminate such Contract), (iv) any Commercial Leases, or (v) any new Residency Agreements except to the extent such Residency Agreements are on the standard form of resident lease and at rental rates, with promotional allowances, concessions, length of term, and on other terms and conditions consistent in all material respects with past practices, (C) Seller shall not sell or otherwise transfer or encumber any part of the Property, or any interest therein, or (D) without the prior written approval of Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall not make any material alterations to the Property, or remove or otherwise dispose of any material portion of the Personal Property, except to the extent Seller replaces the same with like items that are of equal or better quality and condition,.

(b)          Cooperation.   Seller shall cooperate with Purchaser in all commercially reasonable respects, including by (A) executing and/or delivering necessary or desirable applications and other information and documents, to facilitate receipt of the Governmental Approvals and other authorizations in connection with the operation of the Property and (B) promptly notifying Purchaser of any communications to or from any governmental agency with respect to matters that could reasonably be expected to have a material adverse affect upon the Facility.

(c)          Listings and Other Offers.   Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell all or any part of the Property or any direct or indirect interest therein, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property or any direct or indirect interest therein, or enter into any contracts or agreements (whether binding or not) regarding any disposition of all or any part of the Property or any direct or indirect interest therein.

(d)          Automobile Conveyance.   Seller acknowledges that it is obligated, pursuant to Section 3(a) hereof, to convey to Purchaser at Closing title to that certain 2004 Ford automobile identified on Georgia Certificate of Title Number 776872097942007 (the “Vehicle Title”). Notwithstanding the foregoing or anything herein to the contrary, the parties agree that the delivery of the physical Certificate of Title will occur after Closing. Seller covenants to deliver a duly executed original copy of the Vehicle Title to Purchaser, together with any other documents reasonably necessary to evidence the transfer of title from Seller to Purchaser, within forty-five (45) days following Closing Date. The provisions of this Section 7(d) will survive Closing.

(e)          CLIA.   Notwithstanding the representation in Section 6(u) hereof, Seller acknowledges that it failed to complete, at the time it acquired the Facility, a Change of Ownership (“CHOW”) application with respect to the Clinical Laboratory Improvements Amendment (“CLIA”) Certificate of Waiver applicable to the Facility. Seller agrees to promptly file the appropriate CHOW documentation and to diligently pursue approval of the transfer of the

CLIA Certificate of Waiver to the Operator and the issuance of a new CLIA Certificate of Waiver applicable to the Facility within thirty (30) days following the Closing Date.

8.          Certain Representations and Warranties of Purchaser.   Purchaser hereby represents and warrants to Seller as follows:

(a)          Subject only to the approval of its Investment Committee, which approval will be deemed to have been obtained prior to the Due Diligence Deadline if Purchaser does not terminate this Agreement pursuant to Section 4(d)(iii), this Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(b)          The execution and delivery of this Agreement by Purchaser does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

(c)          All the documents to be delivered by Purchaser at Closing will, at Closing, be duly authorized, executed and delivered by Purchaser (and/or, if applicable, its affiliates), will be the legal, valid and binding obligations of Purchaser (and/or, if applicable, its affiliates), and be enforceable against Purchaser (and/or, if applicable, its affiliates) in accordance with their respective terms, and the execution and delivery thereof will not violate any provision of any agreement or judicial order to which Purchaser (and/or, if applicable, its affiliates) is a party or, to the best of Purchaser’s knowledge, to which the Property is subject.

(d)          Purchaser is not required to obtain the consent of any person or entity (other than its Investment Committee) to the Transaction.

All representations and warranties made by Purchaser in this Section 8 shall be true and correct in all material respects on the date made and on the Closing Date. All of the representations and warranties made by Purchaser in this Section 8 shall survive Closing for a period of six (6) months.

9.           Closing.   The closing of the sale of the Property (“Closing”) shall take place at 10:00 a.m. (New York time) at the office of the Escrow Agent or at another place mutually agreed upon by the parties, on the date that is fifteen (15) days after the Due Diligence Deadline (“Closing Date”), or such later date as to which the parties have mutually agreed to extend the Closing Date. Notwithstanding the foregoing, the parties need not attend the Closing in person and shall have the right to close the Transaction through escrow with Escrow Agent pursuant to written closing escrow instructions, which instructions shall be reasonably satisfactory to Seller and Purchaser, and shall be consistent with the terms hereof.

10.         Closing Documents.

(a)          Seller Closing Documents.   At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser the following documents:

(i)          A deed in the form of Exhibit C in favor of Purchaser, or at the written request of Purchaser, in favor of Purchaser Designee (the “Deed”);

(ii)         An assignment to the benefit of Purchaser, or at the request of Purchaser, in favor of one or more of its affiliates or designees, which it designates in writing, of any and all guaranties, warranties, permits, and business licenses, together with delivery of the original written guaranties, warranties, permits and licenses so assigned, if any, if in Seller’s possession, together with the written consent of any contractor, architect or engineer required for assignment of rights to any drawings, plans and specification, guarantees, warranties or to any assumption of its contract;

(iii)        Affidavits, indemnities, and other similar instruments as are reasonably required by the Title Company for (i) the deletion of any standard or printed exceptions in the Title Insurance Policy (excluding matters relating to survey) that are customarily deleted by virtue of a seller delivering such instruments in commercial transactions of similar type to that contemplated by this Agreement, and (ii) the satisfaction of Internal Revenue Service disclosure and reporting requirements relating to Form 1099B. All such affidavits, indemnities and similar instruments shall be in form and substance reasonably satisfactory to the Title Company;

(iv)        A certification of non-foreign status in the form of Exhibit D;

(v)         All documents necessary to transfer title to all vehicles and equipment owned by Seller, or to assign and assume vehicles and equipment leases to the extent assumed by Purchaser;

(vi)        A certification of Seller in form reasonably satisfactory to Purchaser, containing an updated Rent Roll for the Property and certifying that all of the representations and warranties of Seller contained in this Agreement remain true and correct as of the Closing Date;

(vii)       A Bill of Sale and General Assignment in the form of Exhibit I attached hereto;

(i)          An Assignment and Assumption of Residency Agreements in the form of Exhibit J, conveying Operator’s interest in the Residency Agreements to Purchaser duly executed by Operator and the Assignment and Assumption of Residency Agreements in the form of Exhibit J-1, conveying Purchaser’s interest in the Residency Agreements to Operator during the term of the Triple Net Lease duly executed by Operator;

(viii)      A Post-Closing Escrow Agreement in the form of Exhibit K attached hereto;

(ix)         A Guaranty Agreement executed by Peregrine Walton, LLC, a New York limited liability company, in favor of Purchaser in the form of Exhibit N attached hereto;

(x)          All vehicle or equipment leases as set forth in Section 6(f) above, an Assignment of such leases in the form and substance required by the applicable lessor and executed by the applicable Seller;

(xi)         Title certificates in the form and substance attached hereto as Exhibit F;

(xii)        Such transfer tax declarations as are required by the Title Company and/or by Purchaser in order to reflect the payment of taxes as contemplated by this Agreement;

(xiii)       The Triple Net Lease (executed by Operator);

(xiv)      Plans, drawings, blueprints and specifications relating to the Facility, to the extent in Seller’s possession or control;

(xv)       Written warranties of manufacturers, suppliers and contractors, if any;

(xvi)      Evidence of termination of the Operating Lease and any property management agreement for the Property;

(xvii)     A closing statement prepared by Escrow Agent and reasonably approved by Seller and Purchaser setting forth, among other things, all payments to and from escrow in connection with the purchase and sale of the Property (the “Closing Statement”);

(xviii)    Omitted;

(xix)       A rent roll and schedule updating Schedule 6(l) attached hereto, certified by Seller; and

(xx)        Any other documentation reasonably required by the Title Company to consummate the Transaction.

(b)          Purchaser Closing Documents.   At the Closing, Purchaser shall execute and deliver, or cause to be executed and delivered, to Seller the following documents:

(i)          The Triple Net Lease;

(ii)         A Post-Closing Escrow Agreement in the form of Exhibit K attached hereto.

(iii)        Such transfer tax declarations as are required by the Title Company and/or by Seller in order to reflect the payment of taxes as contemplated by this Agreement;

(ii)         An Assignment and Assumption of Residency Agreements in the form of Exhibit J, conveying Operator’s interest in the Residency Agreements to Purchaser duly executed by Operator and the Assignment and Assumption of Residency Agreements in the form of Exhibit J-1, conveying Purchaser’s interest in the Residency Agreements to Operator during the term of the Triple Net Lease duly executed by Operator.

(iv)        Closing Statement; and

(v)         Any other documentation reasonably required to consummate the Transaction.

(c)          Amounts to be Paid at Closing.   At the Closing, Purchaser shall pay to Seller, by federally insured wire transfer, the total amount of the Purchase Price and any sales taxes in accordance with Section 12(b).

(d)          Further Assurances. Seller and Purchaser shall, at the Closing, and from time to time thereafter, upon request, execute such additional documents as are reasonably necessary in order to convey, assign and transfer the Property pursuant to this Agreement and otherwise complete the Transaction, provided that such documents are consistent with the terms of this Agreement, and do not increase Seller’s or Purchaser’s obligations hereunder or subject Seller or Purchaser to additional liability not otherwise contemplated by this Agreement. Additionally, if this Agreement is terminated, either party may request from time to time thereafter confirmation of such termination from the other party, upon which request, the non-requesting party shall promptly confirm to the requesting party in writing (by a recordable instrument if requested by the requesting party) that this Agreement has been terminated.

11.         Prorations and Adjustments.

(a)          The following items shall be prorated and adjusted between Seller and Operator as of 11:59 p.m. of the day preceding the Closing, except as otherwise specified:

(i)          all income and revenue from the Property including, without limitation, all resident payments;

(ii)         all employee payroll matters, including accrued wages, paid time off and sick leave;

(iii)        water, electricity, gas, sewer, telephone and other utility charges and deposits with utility companies to the extent such deposits are assignable and are assigned to Operator; provided, however, if there are meters on the Property measuring the consumption of water, gas or electric current, Seller shall, not more than one (1) Business Day prior to the Closing Date, make good faith efforts to have such meters read and shall pay promptly all utility bills for which Seller is liable upon receipt of statements therefor. Operator shall be liable for and shall pay all utility bills for services rendered after such meter readings.

(iv)        real estate taxes for the fiscal year in which Closing occurs based on the most recently ascertainable taxes for the Land and/or the Improvements;

(v)         amounts payable under the Contracts and the equipment and automobile leases to be assumed by Operator (if any);

(vi)        insurance premiums;

(vii)       all cash on hand at the Facility; and

(viii)      any other expenses normal to the operation and maintenance of the Property (for example, food inventory); all installments of special assessments allocable to the period after the Closing, shall be paid exclusively by Operator.

(b)           On the date of the Closing, the amount of prorations and adjustments as aforesaid shall be determined or estimated to the extent practicable, and monetary adjustment shall be made between Seller and Operator. Such prorations and adjustments shall be handled directly between Seller and Operator and shall not be reflected on the Closing Statement. Seller and Operator specifically acknowledge and agree that, except as specifically set forth in this Section 11, Purchaser shall have no obligation or liability with respect to any prorations or adjustments agreed upon by Seller and Operator and Seller agrees to look solely to Operator for the satisfaction and enforcement of any agreement with respect to the prorations and adjustments. If any prorations or adjustments are based on estimates as of Closing, when the amount of such costs, expenses, charges or amounts upon which such prorations or adjustments are finally known, Seller and Operator shall make a recalculation of the apportionment of the same, and Seller or Operator, as the case may be, shall make an appropriate payment to the other based on such recalculation. If any resident sends payments to Operator after the Closing, Operator shall retain such payment, or if received by Owner, Owner shall promptly deliver such payment to Operator. Any rent or other payment collected after the Closing from any resident which owed a payment that was delinquent as of the Closing Date may be retained by Operator.

(c)          If any refund of real property taxes or personal property taxes regarding any of the Property is made after the date of the Closing for a period prior to the Closing, after deducting Purchaser’s or Operator’s reasonable out-of-pocket costs, if any, in obtaining such refund, the amount of such refund that is on account of the period prior to Closing shall be paid to Seller or as Seller directs. The balance, if any, of such refund that is on account of the period following Closing shall be paid to Operator. In addition, to the extent any income relating to the period prior to the Closing Date is paid to Operator, Operator shall promptly notify Seller and remit such amount as directed by Seller, to the extent Seller is entitled to the same pursuant to the terms of this Agreement.

(d)          At Closing, Seller shall transfer the following sums to Operator in the amount of all (i) security deposits (together with any interest thereon or otherwise due to the residents under the terms of any Residency Agreement or applicable law); (ii) last months’ rents, and other prepaid rent or fees (together with any interest earned thereon or otherwise due to the residents under the terms of any Residency Agreements or applicable law); and (iii) any amounts held by Seller in trust for the residents of the Facility.

(e)          Any party hereto shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment or if information was not available prior to or on the Closing

Date to finalize any proration, provided such adjustment is claimed by such party within ninety (90) days after the Closing Date or, with respect to real estate taxes, within sixty (60) days after the information necessary to finalize the proration becomes available. The provisions of this Section 11(e) shall survive Closing for the longer of (i) a period of ninety (90) days after Closing or (ii) sixty (60) days after the information necessary to finalize the proration with respect to real estate taxes becomes available.

12.         Closing Costs.

(a)          Seller shall be responsible for the payment of (i) the fees and costs of Seller’s counsel and investment advisors, if any, representing it in connection with the Transaction, and (ii) all real property transfer and/or recordation taxes imposed by the applicable governmental authorities by reason of the transfer of the Land; and (iii) and all other fees, costs and expenses incurred by Seller in connection with the Transaction not specifically provided for herein;.

(b)          Purchaser shall be responsible for the payment of (i) the fees and costs of Purchaser’s counsel and investment advisors representing it in connection with the Transaction; (ii) survey costs, environmental inspection costs and all due diligence costs and expenses; (iii) all title insurance costs, and recording fees; (iv) all taxes on any new mortgages to be placed upon the Property by Purchaser’s lender (or related to any assignment and/or modification of any assumed mortgage), (v) all fees, costs and expenses in connection with the assumption of the existing mortgage loan that encumber the Property, (vi) sales taxes relating to the transfer of vehicles and other Personalty; and (vii) all other fees, costs and expenses incurred by Purchaser in connection with the Transaction not specifically provided for herein

13.         Remedies for Pre-Closing Defaults.

(a)          Purchaser Default.   If Purchaser should default under this Agreement and Seller is not then in default under this Agreement, Seller may elect to cancel this Agreement by giving notice to Purchaser and Escrow Agent. Seller shall have no other remedies other than termination of this Agreement for a default of Purchaser under this Agreement.

(b)          Seller Default.   If, due to Seller’s default, Seller shall fail to convey title subject to, and in accordance with, the terms of this Agreement, Purchaser’s sole remedy for Seller’s default shall be to elect either (i) enforce specific performance of this Agreement, (ii) waive such default(s) and proceed to Closing or (iii) terminate this Agreement, and in the event of such termination Seller shall reimburse Purchaser for all out-of-pocket costs and expenses incurred by Purchaser in respect of this Agreement and the Transaction, including, without limitation, Purchaser’s legal fees and expenses, due diligence costs and title examination and survey expenses, in an amount not to exceed $75,000, and, thereafter, Seller and Purchaser shall be relieved of all obligations and liabilities under this Agreement except under those provisions of this Agreement that are expressly stated to survive the termination of this Agreement. Purchaser hereby waives all other rights and remedies that it might have, including but not limited to, the right to sue for damages.

(c)          Collection Costs.   If any legal action, arbitration or other similar proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of its attorneys’ fees and expenses. The phrase “prevailing party” shall include a party who receives substantially the relief desired whether by dismissal, summary judgment, judgment or otherwise. If either party is entitled to an award of its attorneys’ fees and expenses pursuant to the terms of this Section 13(c), such award shall be available notwithstanding the limitations on remedies set forth in Sections 13(a) and (b) above.

(d)          Survival.

(i)          Closing.   None of the terms and conditions of this Agreement shall survive the Closing, except for the following Sections: 4(d)(ii), 6 (subject to the limitations set forth in Section 15), 7(b), 7(d), 8 (subject to the limitations set forth therein), 10(d), 11(e) (subject to the limitations set forth therein), 13(d), 15, 16, 18 (subject to the limitations set forth in Section 15), 19(g), 19(k), 22, 23 and 28.

(ii)         Termination.   None of the terms and conditions of this Agreement shall survive the termination of this Agreement, except for the following Sections: 4(d)(ii), 13(d) and 16.

14.         Intentionally Omitted.

15.         Payment Guaranty Reserve.

(a)          At Closing, the sum of One Million Dollars ($1,000,000.00) (the “Reserve Amount”), will be withheld by Purchaser from Seller’s closing proceeds as collateral for the payment of Rent and any Additional Charges under the Triple Net Lease. Until an Event of Default exists by Tenant under the Triple Net Lease, the Reserve Amount shall be held in a separate interest-bearing account and shall be or deemed to be held by Purchaser in escrow. Any interest earned on the Reserve Amount shall be added to and become part of the Reserve Amount. Following a default by Tenant in the payment of Rent and any other Additional Charges (beyond any applicable notice and cure period), under the Triple Net Lease, Purchaser, as landlord under the Triple Net Lease, shall have the right at its election to apply the Reserve Amount to any amounts then due and owing under the Triple Net Lease. The Reserve Amount shall be solely for the protection of Purchaser (as landlord under the Triple Net Lease) and the Leased Property (as defined in the Triple Net Lease) and entail no responsibility on Purchaser’s part beyond the application of such amounts as provided above. The actual out-of-pocket cost of administering the separate interest-bearing account, including any actual out-of-pocket cost associated with the maintenance of the separate interest-bearing account, shall be paid either out of the interest accrued on the account or, to the extent such costs exceed the interest accrued on the account, by Seller. In the event of a transfer of Purchaser’s interest in the Leased Property or an assignment of Purchaser’s interest, as landlord, in the Triple Net Lease, Purchaser shall have the right to transfer to the transferee the Reserve Amount and thereupon shall, without any further agreement between the parties, be released by Seller from all liability therefor so long as Purchaser provides Seller with an accounting of the amount of the Reserve Amount held by Purchaser (and Seller does not raise a reasonable written objection within ten (10) days of receipt thereof) and evidence that such amount has been transferred to the transferee, and it is agreed that the provisions hereof shall apply to every transfer or assignment of such amounts to such a transferee/assignee.

(b)          Provided that Tenant has complied with all financial covenants or conditions set forth in the Triple Net Lease, Purchaser shall release to Seller (i) any Reserve Amount then held by Purchaser in excess of Five Hundred Thousand Dollars ($500,000) once the Lease Coverage Ratio (as defined in the Triple Net Lease) has been greater than 1.0 for three (3) consecutive months, and (ii) any remaining Reserve Amount held by Purchaser once the Lease Coverage Ratio has been greater than 1.15 for three (3) consecutive months, provided, however, that no portion of the Reserve Amount shall be released to Seller until the Payment Guaranty Reserves under the Triple Net Lease, the Clinton Lease, the Athenaeum Lease and, if applicable, the Cheektowaga Lease have been fully funded. Upon the expiration or earlier termination of the Triple Net Lease, if Purchaser holds any of the Reserve Amount funds and reasonably determines that Tenant under the Triple Net Lease has satisfied all of its obligations under the Triple Net Lease, such funds shall be paid over to Seller within twenty (20) days after the date of such expiration or earlier termination of the Triple Net Lease.

16.         Broker.   Seller and Purchaser represent to each other that neither party has dealt with any broker or real estate consultant in connection with the Transaction contemplated by this Agreement. Notwithstanding the foregoing, Seller and Purchaser shall indemnify and hold the other free and harmless from and against any liabilities, damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the indemnified party arising from a misrepresentation or a breach of any covenant made by the indemnifying party pursuant to this Section 16. The provisions of this Section 16 shall survive the Closing or termination of this Agreement.

17.         Risk of Loss.

(a)          Condemnation.

(i)          If, at any time prior to the Closing Date, all or a Substantial Portion of the Property shall be taken in the exercise of the power of condemnation or eminent domain by any sovereign, municipality or other public or private authority or shall be the subject of a duly noticed hearing held by any such authority relating to a pending taking in the exercise of the power of condemnation or eminent domain (a “Taking”), then Purchaser may cancel this Agreement by written notice given to Seller within ten (10) days after receipt of notice from Seller of such Taking, in which event this Agreement shall be deemed cancelled and of no force and effect and neither party shall have any further obligations or liabilities against or to the other except for those provisions expressly stated to survive the termination of this Agreement. In the case of a Taking of less than a Substantial Portion of the Property or if Purchaser does not elect to terminate this Agreement in the case of a Taking of all or a Substantial Portion of the Property, as provided for above, then this Agreement shall remain in full force and effect and on the Closing either (A) Purchaser shall be entitled to any condemnation award to be granted and Seller shall assign all of its right, title and interest to such award to Purchaser, less such sums, if any, actually and reasonably expended by Seller to prosecute such claim and restore the Property, or (B) if such award shall have been paid to Seller, the Purchase Price shall be reduced by the amount thereof, less such sums, if any, actually and reasonably expended by Seller to prosecute such claim and restore the Property. Seller agrees to deliver promptly after receipt thereof any and all written notices of a Taking received by Seller after the date hereof.

(ii)         As used herein, a Taking of a “Substantial Portion” of the Property shall mean a Taking which (a) results in an award reasonably estimated to exceed $250,000, (b) adversely affects access to, egress from or operation of the Property, (c) reduces the number of units or parking spaces at the Property, (d) materially reduces the common areas or amenity space at the Property or (e) results in the Property being in violation of any applicable law or any Contract.

(b)          Destruction or Damage.   In the event that the Property, or any material part thereof, shall be damaged or destroyed by fire or any other casualty (“Casualty”) prior to the Closing Date, Seller shall give Purchaser prompt written notice of such event together with an estimate of the cost and time to restore prepared by an independent insurance examiner or engineer selected by Seller and reasonably satisfactory to Purchaser. If the Casualty will require more than $250,000 to repair or restore the Property, will adversely affect access to, egress from or operation of the Property, reduces the number of units or parking spaces at the Property, materially reduces the common areas or amenity space at the Property or results in the Property being in violation of any applicable law or any Contract which is not promptly remediable and then promptly remedied by Seller in a way that is reasonably acceptable to Purchaser (a “Casualty Termination Event”), Purchaser may cancel this Agreement by notice to Seller within ten (10) days after receipt of notice from Seller specifying the Casualty Termination Event, in which event this Agreement shall be deemed terminated and of no force and effect and neither party shall have any further rights or liabilities against or to the other except for those provisions expressly stated to survive the termination of this Agreement. If there is no Casualty Termination Event or if Purchaser does not timely elect to cancel the Agreement in the event of a Casualty Termination Event, this Agreement shall remain in full force and effect and Purchaser shall be entitled to any insurance proceeds payable to Seller on account of such Casualty as well as the amount of any policy deductibles applicable to Seller’s insurance, less such sums, if any, as shall have been actually and reasonably incurred by Seller or expended by Seller in connection with the repair or restoration of such Casualty or the prosecution of such claim.

18.         Limited Warranties; Disclaimer.

(a)          Limited Warranties.   Notwithstanding anything to the contrary contained in this Section 18, the purchase, sale and conveyance of the Property shall be made with the limited warranties from Seller to Purchaser contained in this Agreement and the Deeds.

(b)          Disclaimer.   Purchaser agrees that, except as and to the extent provided in the representations and warranties contained in this Agreement or in the documents to be delivered by Seller at Closing (subject to the provisions set forth in Section 18(a) of this Agreement), Purchaser is purchasing the Property in “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition, and without any other warranties, representations or guarantees, either express or implied, of any kind, nature, or type whatsoever from, or on behalf of, Seller.

(i)          Except as and to the extent provided in the representations and warranties contained in this Agreement and in the documents to be delivered by Seller at

Closing, each of Seller and its affiliates, and its and their officers, directors, employees and agents, expressly disclaims, has not made, will not make, and does not make, any warranties or representations, express or implied, with respect to the Property or any portion thereof, the physical condition or repair or disrepair thereof (whether patent or latent), the value, profitability or marketability thereof or the title thereto, or of any of the appurtenances, facilities or equipment thereon;

(ii)         Each of Seller and its affiliates, and its and their officers, directors, employees and agents, expressly disclaims, has not made, will not, and does not, make, any warranties, express or implied, of merchantability, habitability or fitness for a particular use;

(iii)        Purchaser has not relied upon any statement or representation by or on behalf of Seller unless such statement or representation is specifically set forth in this Agreement or in the documents to be delivered by Seller at Closing;

(iv)        As of the date hereof and through the end of the Due Diligence Period, Purchaser has made and will make such legal, factual and other inquiries and investigations as Purchaser has deemed necessary, desirable or appropriate with respect to the Property and the value and marketability thereof and of the appurtenances, facilities and equipment thereof. Such inquiries and investigations of Purchaser are hereby deemed to include, without limitation, the physical components of all portions of the Improvements, the condition of repair of the Property or any portion thereof, such state of facts as a current title report and/or an accurate survey, environmental examinations, and flood plain examinations would show or disclose, and the present and future zoning, ordinances, resolutions and regulations of the city, county and state where the Improvements are located.

(c)          Except as specifically set forth in this Agreement or in the documents to be executed and delivered by Seller at Closing, each of Seller and its affiliates, and its and their officers, directors, members, managers, partners, principals, employees and agents, expressly disclaims, has not made, will not make, and does not make, any warranties or representations, express or implied, that relate to, arise out of or with respect to (1) Purchaser’s ability, or inability, to obtain or maintain temporary or final certificates of occupancy or other licenses for the use or operation of the Improvements, and/or certificates of compliance for the Improvements, (2) the actual or potential income, or profits, to be derived from the Property, (3) the real estate, or other, taxes or special assessments, now or hereafter payable on account of, or with respect to, the Property, (4) Purchaser’s ability or inability to demolish the Improvements or otherwise develop the Property, (5) the environmental condition of the Property, or (7) any other matter relating to the Property.

19.         General Provisions.

(a)          Entire Agreement.   This Agreement and exhibits hereto constitute the entire agreement of Seller and Purchaser with respect to sale of the Property and supersedes all prior or contemporaneous written or oral agreements, whether express or implied, related to the subject matter hereof.

(b)          Amendments.   This Agreement may be amended only by a written agreement executed and delivered by Seller and Purchaser.

(c)          Waivers.   No waiver of any provision or condition of, or default under, this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

(d)          Time.   Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is not a Business Day, in which case it shall run to the next day which is a Business Day.

(e)          Assignment.   This Agreement may not be assigned by Purchaser without the consent of Seller. A direct or indirect transfer, sale or assignment of the majority stock interest in a corporate purchaser or the majority membership interest in a limited liability company purchaser or the majority or any general partnership interest of a partnership purchaser shall constitute an assignment of this Agreement, which assignment or attempted assignment shall be void if made without the written consent of Seller. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement, without the consent of Seller, to a Purchaser Designee provided that the Purchaser Designee assumes in writing all of the obligations of Purchaser to be performed under this Agreement in a form reasonably acceptable to Seller and an original of such fully executed assignment and assumption agreement is delivered to Seller at least five (5) Business Days prior to the Closing. Purchaser shall not assign this Agreement to an entity or individual which would make any of the statements, representations or warranties set forth in Section 8 of this Agreement untrue or incorrect in any material respect and any such assignment shall be null and void and without force and effect. No assignment of this Agreement shall relieve Purchaser from any of its obligations set forth herein arising prior to or after the effective date of the assignment.

(f)          Notices.   Any notices or other communications permitted or required to be given hereunder shall be in writing, shall be delivered (i) personally, in which case notice shall be deemed delivered upon receipt or refusal of delivery, (ii) by reputable overnight delivery service, in which case notice shall be deemed delivered on the date of deposit with such courier, or (iii) by fax, in which case notice shall be deemed delivered upon the mechanical confirmation of delivery, and shall be addressed to the respective party as set forth in this subsection (f). Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact subscribed by the party on whose behalf it is given.

To Seller:	c/o Peregrine Companies
217 Montgomery Street, 6th Floor
Syracuse, New York 13202
Attention: Mark D. Farchione
Facsimile: 315-475-9655

To Purchaser:	c/o NorthStar Realty Healthcare
2 Bethesda Metro Center, Suite 1300
Bethesda, MD 20814
Attention: Doug Bath, Chief Investment Officer
Facsimile: 212-547-2700

with a copy to:	c/o NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
Attention: Ronald J. Lieberman, Esq., Executive
Vice President and General Counsel
Facsimile: 212-547-2704

with a copy to:	Arent Fox LLP
1717 K Street, N.W.
Washington, D.C. 20036
Attention: Kimberly A. Wachen, Esq.
Facsimile: 202-857-6395

(g)          Governing Law and Waiver of Jury Trial.   This Agreement shall be governed in all respects by the internal laws of the State of Georgia without regard to the laws regarding conflicts of laws. The parties hereto waive trial by jury in any action, proceeding or counterclaim brought by any party against any other party on any matter arising out of or in any way connected with this Agreement.

(h)          Counterparts.   This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument.

(i)          Construction.   Seller and Purchaser agree that each party and its counsel have reviewed and approved this Agreement, and that any rules of construction that provide that ambiguities be resolved against the drafting party shall not be used in the interpretation of this Agreement or any amendments or exhibits hereto. The words “include”, “including”, “includes” and any other derivation of “include” means “including, but not limited to” unless specifically set forth to the contrary. As used in this Agreement, the neuter shall include the feminine and masculine, the singular shall include the plural, and the plural shall include the singular, except where expressly provided to the contrary. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision. Headings of sections herein are for convenience of reference only, and shall not be construed as a part of this Agreement. Except to the extent expressly provided otherwise in this Agreement, references to “sections” or “subsections” in this Agreement shall refer to sections and subsections of this Agreement, and references to “exhibits” in this Agreement shall mean exhibits attached to this Agreement.

(j)          No Recording.   Purchaser shall not, and shall not cause or permit any other person to, record this Agreement or any memorandum or other evidence thereof in any public records. If Purchaser violates the terms of this subsection (j), then this Agreement shall be deemed ipso facto terminated.

(k)          Public Announcement.   Seller and Purchaser agree to cooperate with each other to make joint and/or coordinated public announcements disclosing this Agreement and the Transaction contemplated hereby.

20.          Interest in Bed of Streets.   Title to the Property shall be conveyed together with all rights, title and interest, if any, of Seller in and to land lying in the bed of any streets, roads, avenues, alleys or passageways, opened or proposed, bounding or abutting the Property, and all rights, title and interest of Seller, if any, in and to any award(s) made or to be made in lieu thereof and in and to any unpaid award(s) for damage to the Property by reason of change of grade of any street, and Seller will execute and deliver to Purchaser, at Closing, or thereafter, on demand, a quitclaim conveyance of such titles and the assignment and collection of any such award(s), together with all rights, title and interest, if any, of Seller in and to any easements, rights of way or passageways appurtenant to the Property.

21.          [Intentionally Deleted]

22.          Cooperation with Audit.   Seller acknowledges that Purchaser is a subsidiary of a publicly registered company (“Registered Company”). Seller acknowledges that they have been advised that Purchaser may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the three (3) most recent pre-acquisition fiscal years (the “Audited Years”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the assignee in preparing the SEC Filings, Seller covenants and agrees to (and to cause Seller’s guarantor to) provide the assignee with the following within five (5) Business Days prior to the expiration of the Due Diligence Period and any time thereafter until the first anniversary of the Closing Date: (i) access to bank statements for the Audited Years and stub periods; (ii) rent roll as of the end of the Audited Years and stub periods; (iii) operating statements for the Audited Years and stub periods; (iv) access to the general ledger for the Audited Years and stub periods; (v) cash receipts schedule for each month in the Audited Years and stub periods; (vi) access to invoices for expenses and capital improvements in the Audited Years and stub periods; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the Audited Years and stub periods and the three months thereafter; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Years and stub periods; (xi) copies of accounts receivable aging as of the end of the Audited Years and stub periods along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Years and stub periods; (xii) copies of all agreements or summaries, to the extent such agreements are not written, of all transactions between Seller and its affiliates related to the Property (xiii) signed representation letter in the form attached hereto as Exhibit L  (“Representation Letter”);

(xiv) all organizational documents of Seller; (xv) confirmation of all cash receivables and payables for the Audit Years and the stub periods; (xvi) all information related to financial statement footnotes; and (xvii) to the extent necessary, the information set forth in the letter set forth in the form attached hereto as Exhibit M (“Audit Letter”). Seller also agrees to deliver to Purchaser a signed Representation Letter and the foregoing requested information within five (5) Business Days prior to Closing, and such delivery shall be a condition to Closing. Seller acknowledges receipt of a sample audit request deliverables checklist provided by Purchaser for Seller’s review. Purchaser understands that not all of the items listed thereon may be applicable to Seller and the Facility, but Seller agrees to use commercially reasonable efforts to deliver or otherwise make available at the Facility the items listed thereon to the extent applicable and requested by Purchaser’s auditor. Notwithstanding any language to the contrary set forth herein, Purchaser agrees to engage Purchaser’s auditor at its sole cost and expense and to reimburse Seller for the fees and expenses actually charged by Seller’s auditor in assisting Purchaser’s auditor with the foregoing audit and SEC Filings (not to include the cost of Seller’s audited consolidated financial statements or other fees or expenses which Seller would have incurred regardless of the foregoing audit and SEC filing requirements). The provisions of this Section 22 shall survive Closing.

23.         Purchaser’s Disclosures.   Seller acknowledges that Purchaser is the subsidiary of a Real Estate Investment Trust (“REIT”) and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Purchaser may publicly file, disclose, report or publish any and all information related to this Agreement that may be reasonably interpreted as being required by federal law or regulation.

24.         Diligence Materials.   If Closing is not completed Purchaser shall return to Seller or shall destroy all plans, maps, descriptions, permits, certifications, licenses, approvals, environmental audits, and other diligence materials respecting the Property described on Schedule 23 attached hereto (the “Diligence Materials”). If Closing is not completed Purchaser shall deliver to Seller copies of any Phase I and/or Phase II environmental report, appraisal and/or property condition report commissioned by or on behalf of Purchaser relating to the Property, without representation or warranty whatsoever as to the completeness or accuracy thereof, and without liability for any amounts which Purchase may owe in connection therewith.

25.         Waiver.   By proceeding with the Closing, Seller and Purchaser shall be deemed to have waived, and so covenant to waive, any claims of defaults or breaches by the other party existing on or as of the Closing Date whether under this Agreement or any other document or instrument executed by the other party in connection with the Transaction, of which the waiving party was made aware by written notice given in accordance with Section 19(f) of this Agreement from the defaulting or breaching party prior to the Closing Date for which the other party shall have no liability.

26.          Facsimile/Electronic Signatures.

(a)          The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature. Purchaser and Seller each intend to be bound by its respective facsimile transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and documents, and any notices delivered by facsimile transmission.

(b)          Furthermore, the execution of this Agreement and all amendments hereto, may be effected by electronic signatures, all of which shall be treated as originals. Purchaser and Seller each intend to be bound by its respective electronic transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and any amendments delivered by electronic transmission.

27.          Severability.   If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

28.          Assumed Liabilities.   Except as expressly set forth herein, Purchaser shall not assume, in connection with the Transaction, any liability or obligation of Seller whatsoever, and, to this end, Seller shall retain responsibility for all liabilities and obligations accrued or incurred from its operations prior to Closing and all liabilities and obligations arising from its operations prior to Closing, whether or not accrued and whether or not disclosed.

29.          Calculation of Time Periods.   Unless otherwise specified, in computing any period of time described herein, the day of the act or event on which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the next day which is not a Saturday, Sunday or a legal holiday.

[Signatures contained on the next page]

IN WITNESS WHEREOF, Purchaser has executed this Agreement on the date first above written.

PURCHASER:

GOLDEN GROVE NT-HCI, LLC,
a Delaware limited liability company

By:	/s/ Ronald J. Lieberman
Name:	Ronald J. Lieberman
Its:	Executive Vice President, General Counsel & Secretary

Signature Page to Agreement of Sale

IN WITNESS WHEREOF, Seller has executed this Agreement on the date first above written.

SELLER:

VININGS SENIOR REAL ESTATE, LLC,
a Delaware limited liability company

By:	Peregrine Properties of GA, LLC,
a New York limited liability company

By:	/s/ Mark D. Farchione
Name:	Mark D. Farchione
Title:	Member and Manager

PEREGRINE WAY OF GA, LLC,
a New York limited liability company

By:	/s/ Mark D. Farchione
Name:	Mark D. Farchione
Title:	Member and Manager

Sch. 6(u)– p. 1 of 2

IN WITNESS WHEREOF, Operator has executed this Agreement on the date first above written to evidence its consent to the terms and conditions applicable to Operator, including the proration provisions of Section 11.

OPERATOR:

PEREGRINE WAY OF GA, LLC,
a New York limited liability company

By:	/s/ Mark D. Farchione
Name:	Mark D. Farchione
Title:	Member and Manager

Sch. 6(u)– p. 2 of 2